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                                                                   EXHIBIT 10.2



                             EMPLOYMENT AGREEMENT

                                BY AND BETWEEN

                              MAXXIS GROUP, INC.

                                     AND

                               THOMAS O. CORDY





                             DATED:  MAY 1, 1997



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                                TABLE OF CONTENTS

                                                                                                               PAGE
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
                  1.       Employment...........................................................................  1

                  2.       Term.................................................................................  1

                  3.       Compensation and Benefits............................................................  1

                  4.       Sale of Stock........................................................................  2

                  5.       Termination..........................................................................  2

                  6.       Trade Secrets, Non-Solicitation and Related Matters..................................  3

                  7.       Successors; Binding Agreement........................................................  5

                  8.       Notice...............................................................................  5

                  9.       Settlement of Claims.................................................................  6

                  10.      Modification and Waiver..............................................................  6

                  11.      Governing Law........................................................................  6

                  12.      Severability.........................................................................  6

                  13.      Entire Agreement.....................................................................  6

                  14.      Headings.............................................................................  6

                  15.      Counterparts.........................................................................  6

                  16.      Definitions..........................................................................  6


EXHIBIT A


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                              EMPLOYMENT AGREEMENT

                  This EMPLOYMENT AGREEMENT (this "Agreement") is made by and between MAXXIS GROUP, INC., a Georgia corporation (the "Company"), and THOMAS O. CORDY, an individual resident of the State of Georgia (the "Employee"), as of this 1st day of May, 1997.

                  The Company desires to employ the Employee as its Chief Executive Officer and President. The Company recognizes that the Employee's contribution to the growth and success of the Company will be substantial. The Company desires to provide for the employment of the Employee which the Company believes will reinforce and encourage the dedication of the Employee to the Company and will promote the best interests of the Company and its shareholders. The Employee is willing to serve the Company on the terms and conditions herein provided. Certain terms used in this Agreement are defined in Section 16 hereof.

                  In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1. Employment. The Company shall employ the Employee, and the Employee shall serve the Company, as the Company's Chief Executive Officer and President upon the terms and conditions set forth herein. The Employee shall have such authority and responsibilities as are consistent with his position and which may be set forth in this Agreement, in the Bylaws or assigned by the Board of Directors of the Company from time to time. The Employee shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of vacation and leaves of absence consistent with Company policy.

                  2. Term. Unless earlier terminated as provided herein, the Employee's employment under this Agreement shall be for a continuing term (the "Term") of one year, which shall be extended automatically (without further action of the Company or the Employee) each day for an additional day so that the remaining term shall continue to be one year; provided, however, that either party may at any time, by written notice to the other, fix the Term to a finite term of one year, without further automatic extension, commencing with the date of such notice. Notwithstanding the foregoing, the Term of employment hereunder will end on the date that the Employee attains the age of 65.

                  3. Compensation and Benefits.

                  a. Effective July 1, 1997, the Company shall pay the Employee a salary at a rate of not less than $800.00 per week in accordance with the salary payment practices of the Company. The Compensation Committee shall review the Employee's salary at least annually (on July 1, 1998, for the first review) and may increase the Employee's base salary if the Compensation Committee determines in its sole discretion that an increase is appropriate.

                  b. On July 1, 1998, if Employee remains employed by the Company on such date, the Company shall pay the Employee a bonus, in cash, in the amount of $83,400. If the



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Employee's employment with the Company terminates prior to July 1, 1998 pursuant to clauses (i), (ii) or (iv) of Section 5(a), the Company shall pay Employee a bonus on July 1, 1998 in the amount determined by multiplying $83,400 by a fraction, the numerator of which is the number of full calendar months during the period of July, 1997 through June, 1998 for which the Employee was employed by the Company pursuant to this Agreement, and the denominator of which is 12. Thereafter, the Employee shall participate in a bonus program and shall be eligible to receive quarterly or annual payments of a performance bonus based upon achievement of targeted levels of performance and such other criteria as the Board of Directors of the Company shall establish from time to time pursuant to the bonus program.

                  c. The Employee shall be entitled to participate in all retirement, welfare, deferred compensation, life and health insurance and other benefit plans or programs of the Company now or hereafter applicable to the Employee or applicable to all employees of the Company generally, including any stock option plans of the Company.

                  d. The Company shall reimburse the Employee for travel and other expenses actually incurred by the Employee that are directly related to the Employee's duties set forth in this Agreement; provided, however, that the Employee must timely submit written documentation of such expenses in a form acceptable to the Company and the Employee shall have otherwise complied with all other accounting practices of the Company.

                  4. Sale of Stock. As of the date hereof, the Company hereby agrees to sell to the Employee or his designee, and the Employee agrees to purchase or agrees that his designee shall purchase from the Company, 4,000,000 shares of the Company's Class A Common Stock at a purchase price of $0.03 per share, which is the fair market value of the Class A Common Stock as of the date hereof. Such purchase and sale shall be further documented through a subscription agreement to be prepared by legal counsel to the Company. The closing of such sale and purchase shall occur no later than September 30, 1997. The Class A Common Stock purchased by the Employee (or his designee) hereunder shall be "restricted securities" within the meaning of the Securities Act of 1933, as amended, and shall bear a restrictive legend to such effect. Employee acknowledges and agrees that Employee is acquiring such securities for Employee's own account for investment and not with a view to the distribution thereof.

                  5. Termination.

                  a. The Employee's employment under this Agreement may be terminated prior to the end of the Term only as follows:

                      (i)        upon the death of the Employee;

                      (ii) by the Company due to the Disability of the Employee upon delivery of a Notice of Termination to the Employee;

                      (iii) by the Company for Cause upon delivery of a Notice of Termination to the Employee; and


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                      (iv)       by the Company without Cause upon delivery of a
                                 Notice of Termination to the Employee.

                  b. If the Employee's employment with the Company shall be terminated during the Term (i) by reason of the Employee's death or (ii) by the Company for Disability or Cause, the Company shall pay to the Employee (or in the case of his death, the Employee's estate) within 15 days after the Termination Date, a lump sum cash payment equal to the Accrued Compensation and, if such termination is other than by the Company for Cause, any accrued performance bonus.

                  c. If the Company terminates the Employee without Cause pursuant to Section 5(a)(iv) above, the Company shall pay to the Employee in cash at the end of each week during the six-month period following the Termination Date an amount equal to $800.00. In addition, within 15 days after the Termination Date, the Company shall pay to the Employee a lump sum cash payment equal to the Accrued Compensation and any accrued performance bonus as of the Termination Date. The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment.

                  d. The severance pay and benefits provided for in this Section 5 shall be in lieu of any other severance or termination pay to which the Employee may be entitled under any Company severance or termination plan, program, practice or arrangement. The Employee's entitlement to any other compensation or benefits shall be determined in accordance with the Company's employee benefit plans and other applicable programs, policies and practices then in effect.

                  e. In the event that the Employee is a director of the Company or any of its affiliates and his employment hereunder is terminated for any reason, the Employee shall, and does hereby, tender his resignation as a director of the Company and any of its affiliates effective as of the Termination Date.

                  6. Trade Secrets, Non-Solicitation and Related Matters.

                  a. The Employee shall not, at any time, either during the Term of his employment or after the Termination Date, use or disclose any Trade Secrets of the Company, except in fulfillment of his duties as the Employee during his employment, for so long as the pertinent information or data remain Trade Secrets, whether or not the Trade Secrets are in written or tangible form.

                  b. The Employee agrees to maintain in strict confidence and, except as necessary to perform his duties for the Company, not to use or disclose any Confidential Business Information during his employment and for a period of 24 months after the Termination Date.


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                  c. Upon termination of employment, the Employee shall leave with the Company all business records relating to the Company and its affiliates including, without limitation, all contracts, calendars and other materials relating to the business records, the Company's business or its customers, including all physical, electronic and computer copies thereof, whether or not the Employee prepared such materials or records himself. Upon such termination, the Employee shall retain no copies of any such materials, provided, however, the Employee may remove and retain all personal items and materials.

                  d. The Employee may disclose Trade Secrets or Confidential Business Information pursuant to any order or legal process requiring him (in his legal counsel's reasonable opinion) to do so; provided, however, that the Employee shall first have notified the Company of the request or order to so disclose the Trade Secrets or Confidential Business Information in sufficient time to allow the Company to seek an appropriate protective order.

                  e. If the Employee is terminated or resigns for any reason, then for a period of one year following the Termination Date, the Employee shall not (except on behalf of or with the prior written consent of the Company) either directly or indirectly, on the Employee's own behalf or in the service or on behalf of others, (i) solicit, divert, or appropriate to or for a Competing Business, or (ii) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that was a customer of the Company or any of its affiliates on the Termination Date; provided, however, that if the Employee is terminated without Cause, then the non-solicit period under this
Section 6(e) shall be for a period of 180 days following the Termination Date. For purposes of this Agreement, a "customer" refers to any person or group of persons with whom the Employee had direct material contact with regard to the selling, delivery or support of the Company's products and services, including, servicing such person's or group's account, during the period of two years preceding the Termination Date.

                  f. If the Employee is terminated or resigns for any reason, then for a period of one year following the Termination Date, the Employee will not, either directly or indirectly, on the Employee's own behalf or in the service or on behalf of others, (i) solicit, divert, or hire away, or (ii) attempt to solicit, divert, or hire away any employee of, independent associate of or consultant to the Company or any of its affiliates engaged or experienced in the Business, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment or engagement is for a determined period or is at will; provided, however, that if the Employee is terminated without Cause, then the non-solicit period under this Section 6(f) shall be for a period of 180 days following the Termination Date.

                  g. The Employee acknowledges and agrees that great loss and irreparable damage would be suffered by the Company if the Employee should breach or violate any of the terms or provisions of the covenants and agreements set forth in this Section 6. The Employee further acknowledges and agrees that each of these covenants and agreements is reasonably necessary to protect and preserve the interests of the Company. The parties agree that money damages for any breach of clauses (a) through (f) of this Section 6 will be insufficient to compensate for any breaches thereof, and that the Employee or any of the Employee's affiliates, as the case may be, will, to the extent permitted by law, waive in any proceeding initiated to


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enforce such provisions any claim or defense that an adequate remedy at law exists. The existence of any claim, demand, action or cause of action against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants or agreements in this Agreement; provided, however, that nothing in this Agreement shall be deemed to deny the Employee the right to defend against this enforcement on the basis that the Company has no right to its enforcement under the terms of this Agreement.

                  h. The Employee acknowledges and agrees that: (i) the covenants and agreements contained in clauses (a) through (f) of this Section 6 are the essence of this Agreement; (ii) that the Employee has received good, adequate and valuable consideration for each of these covenants; (iii) each of these covenants is reasonable and necessary to protect and preserve the interests and properties of the Company; (iv) the Company is and will be engaged in and throughout the Territory in the Business; (v) a Competing Business could be engaged in from any place in the Territory; and (vi) the Company has a legitimate business interest in restricting the Employee's activities throughout the Territory. The Employee also acknowledges and agrees that: (i) irreparable loss and damage will be suffered by the Company should the Employee breach any of these covenants and agreements; (ii) each of these covenants and agreements in clauses (a) through (f) of this Section 6 is separate, distinct and severable not only from the other covenants and agreements but also from the remaining provisions of this Agreement; and (iii) the unenforceability of any covenants or agreements shall not affect the validity or enforceability of any of the other covenants or agreements or any other provision or provisions of this Agreement. The Employee acknowledges and agrees that if any of the provisions of clauses
(a) through (f) of this Section 6 shall ever be deemed to exceed the time, activity or geographic limitations permitted by applicable law, then such provisions shall be and hereby are reformed to the maximum time, activity or geographical limitations permitted by applicable law.

                  7. Successors; Binding Agreement.

                  a. This Agreement shall be binding upon and shall inure to the benefit of the Company, its Successors and Assigns and the Company shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

                  b. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee's legal personal representative.

                  8. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Company shall


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be directed to the attention of the President with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof.

                  9. Settlement of Claims. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Employee or others. The Company may, however, withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

                  10. Modification and Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Company. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

                  11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of Georgia.

                  12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

                  13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

                  14. Headings. The headings of Sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

                  15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  16. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                  a. "Accrued Compensation" shall mean an amount which shall include all amounts earned or accrued through the Termination Date but not paid as of the Termination


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Date, including (i) base salary and (ii) reimbursement for reasonable and necessary expenses incurred by the Employee on behalf of the Company during the period ending on the Termination Date.

                  b. "Business" shall mean the development, marketing or implementation of a network marketing distribution business, a long distance reselling business or any other related business which the Company or any of its affiliates is engaged in as of the Termination Date.

                  c. "Bylaws" shall mean the Amended and Restated Bylaws of the Company, as amended, supplemented or otherwise modified from time to time.

                  d. The termination of the Employee's employment shall be for "Cause" if it is the result of:

                      (i) the commission or omission by the Employee of a willful or negligent act which causes harm to the Company;

                      (ii) the conviction of the Employee for the commission or perpetration by the Employee of any felony or any act of fraud;

                      (iii) the failure of the Employee to devote his full time and attention to the business as provided in Section 1; or

                      (iv) the failure of the Employee to perform his duties hereunder in a manner satisfactory to the Board of Directors, as determined in the discretion of the Board of Directors; provided, however, that the Employee shall have 30 days to cure such failure after receiving notice from the Company. The Company shall be obligated to provide only one notice to Employee pursuant to this Section 16(d)(iv). Thereafter, the Company may terminate the Employee, without the Employee having a right to cure, if the Employee fails to perform his duties in a manner satisfactory to the President, as determined in his sole discretion.

                  e. "Competing Business" shall mean any business that, in whole or in part, is the same or substantially the same as the Business.

                  f. "Confidential Business Information" shall mean any non-public information of a competitively sensitive or personal nature, other than Trade Secrets, acquired by the Employee, directly or indirectly, in connection with the Employee's employment (including his employment with the Company prior to the date of this Agreement), including (without limitation) oral and written information concerning the Company or its affiliates relating to financial position and results of operations (revenues, margins, assets, net income, etc.), annual and long-range business plans, marketing plans and methods, account invoices, oral or written customer information and personnel information. Confidential Business Information also includes information recorded in manuals, memoranda, projections, minutes, plans, computer


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programs and records, whether or not legended or otherwise identified by the
Company and its affiliates as Confidential Business Information, as well as information which is the subject of meetings and discussions and not so recorded; provided, however, that Confidential Business Information shall not include information that is generally available to the public, other than as a result of disclosure, directly or indirectly, by the Employee, or was available to the Employee on a non-confidential basis prior to its disclosure to the Employee.

                  g. "Disability" shall mean a physical or mental infirmity which impairs the Employee's ability to substantially perform his duties with the Company for a period of 180 consecutive days, as determined by an independent physician selected with the approval of both the Company and the Employee.

                  h. "Notice of Termination" shall mean a written notice of termination from the Company which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated.

                  i. "Successors and Assigns" shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement), whether by operation of law or otherwise.

                  j. "Termination Date" shall mean, in the case of the Employee's death, his date of death, and in all other cases, the date specified in the Notice of Termination.

                  k. "Territory" shall mean that area specified on Exhibit A attached hereto.

                  l. "Trade Secrets" shall mean any information, including but not limited to technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, information on customers or a list of actual or potential customers or suppliers, which: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.


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         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Employee has signed and sealed this Agreement, effective as of the date first above written.

                                          MAXXIS GROUP, INC.

ATTEST:

By:      /s/ James W. Brown               By:    /s/ Ivey J. Stokes
         ---------------------------             ------------------------------
         Name: James W. Brown             Name:  Ivey J. Stokes
         Title:    Secretary              Title: Chairman of the Board



                                          EMPLOYEE

                                          /s/ Thomas O. Cordy
                                          -------------------------------------
                                          Thomas O. Cordy


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                                    EXHIBIT A

                                    TERRITORY

         30 mile radius from the Company's corporate offices located at 1901 Montreal Road, Suite 108, Tucker, Georgia 30084